Exhibit 99.1

Teladoc Announces Record Annual Revenue & Visits and Preliminary 2016 Outlook

1/11/16

•                  2015 Preliminary Unaudited Results:

•                  Total revenues of approximately $77 — 77.5 million, a 77% increase over 2014

•                  Visits exceeding 575,000 a 92% increase over 2014

•                  2016 Outlook:

•                  Total revenues of $116 to $122 million, a 55% increase over 2015 (at the midpoint)

•                  Visits of 860,000 to 900,000, a 53% increase over 2015 (at the midpoint)

PURCHASE, N.Y.—(BUSINESS WIRE)— Teladoc, Inc. (NYSE: TDOC), the first and largest telehealth platform in the United States, today announced preliminary unaudited 2015 financial results and provided a preliminary outlook for 2016.

Jason Gorevic, Chief Executive Officer of Teladoc, commented, “2015 was a monumental year for Teladoc, as we completed our IPO and conducted our one millionth telehealth visit. Our full-year revenue growth of 77% and visit growth of 92% demonstrate the momentum and traction we are seeing in our business. Our market leading position and the continued adoption of telemedicine as a low-cost, high-quality healthcare option, leave me very confident heading into 2016 that we will deliver revenue and visit growth of over 50%.”

As the Company has not completed its quarter and year-end annual close procedures and the audit of its 2015 financial statements is not complete, the revenue expectations presented in this press release are preliminary, and, therefore, subject to final year-end closing adjustments and may change. The preliminary financial results presented in this release are based solely upon information available as of the date of this release, are not a comprehensive statement of our financial results or positions as of or for the 2015 calendar year, and have not been audited, reviewed, or compiled by our independent registered accounting firm.

The Company has provided updated guidance in advance of the J.P. Morgan Healthcare Conference, where President and Chief Executive Officer Jason Gorevic and Chief Financial Officer Mark Hirschhorn will present at 8:30 a.m. PT on Monday, January 11, 2015. A live webcast of the presentation will be available online from the investor relations page of the Company’s corporate website at www.teladoc.com.

About Teladoc

Teladoc, Inc. (NYSE: TDOC) is the nation’s first and largest telehealth platform, delivering on-demand health care anytime, from almost anywhere via mobile devices, the Internet, secure video and phone. Teladoc provides consumers with access to its network of over 2,900 board-certified, state-licensed physicians and behavioral health professionals who provide care for a wide range of non-emergency conditions. With a median response time of less than 10 minutes, Teladoc physicians performed more than 575,000 telehealth visits in 2015. Teladoc and its physicians consistently earn a 95 percent member satisfaction rating or better, and Teladoc is the only telehealth company to be certified by the National Committee for Quality Assurance (NCQA) for its physician credentialing process.

Recognized in June 2015 by MIT Technology Review as one of the “50 Smartest Companies,” Teladoc works with health plans, employers, organizations and individuals to provide access to affordable, high-quality health care on-demand. Teladoc is transforming the access, cost and quality dynamics of health care delivery. For more information, please visit teladoc.com,twitter.com/teladoc, facebook.com/teladoc or linkedin.com/teladoc.

Investor Relations Contact:

Westwicke Partners

Bob East

443-213-0500

teladoc@westwicke.com

Media Contacts:

Patty Sullivan

469-294-5096

pr@teladoc.com

or

Meredith Adams

972-741-7144

meredith.adams@fleishman.com